Exhibit 4.1

DESCRIPTION OF THE COMPANY’S COMMON STOCK

REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following summary of Carolina Financial Corporation’s common stock is based on and qualified by the Company’s Restated Certificate of Incorporation, as amended (the “Certificate”), and its Amended and Restated Bylaws (the “Bylaws”). For a complete description of the terms and provisions of the Company’s equity securities, including its common stock, refer to the Certificate and the Bylaws, which are filed as exhibits to this Annual Report on Form 10-K. For purposes of this summary, the terms “we,” “our” and “us” refer only to Carolina Financial Corporation and not its subsidiaries.

General

As of the date of this report, our certificate of incorporation provides that we may issue up to 50,000,000 shares of common stock, par value of $0.01 per share. As of February 19, 2020, 24,825,817  shares of our common stock were issued and outstanding, and we had 260,213 shares of our common stock reserved for issuance upon exercise of options that may or may not become exercisable and upon vesting of restricted stock units. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on the NASDAQ Capital Market under the symbol “CARO”.

Voting Rights

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors. The holders of our common stock possess exclusive voting power, except as otherwise provided by law or by a certificate of amendment establishing any series of our preferred stock.

There is no cumulative voting in the election of directors. The holders of a majority of the votes cast by our common stockholders can elect all of the directors then standing for election by the common stockholders. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of a greater number of affirmative votes under applicable Delaware law or our certificate of incorporation. Our certificate of incorporation contains certain provisions that may limit stockholders’ ability to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain Certificate of Incorporation Provisions.”

Dividends, Liquidation and Other Rights

Holders of shares of common stock are entitled to receive dividends only when, as and if approved by our board of directors from funds legally available for the payment of dividends. Our stockholders are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any series of our preferred stock that may then be outstanding.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Our board of directors may issue additional shares of our common stock or rights to purchase shares of our common stock without the approval of our stockholders.

Transfer Agent and Registrar

Subject to compliance with applicable federal and state securities laws, our common stock may be transferred without any restrictions or limitations. The transfer agent and registrar for shares of our common stock is Computershare Limited.

Anti-takeover Effects of Certain Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws, as well as Delaware General Corporation Law, contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain stockholders may deem to be in their best interest). This summary does not purport to be complete and is qualified in its entirety by reference to the laws and documents referenced. With respect to our charter documents, while such provisions might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect our stockholders generally and to provide our board and stockholders a reasonable opportunity to evaluate and respond to such unsolicited acquisition proposals.

Authorized but Unissued Stock

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the Company’s management.

Number and Classification of Directors

Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolutions is presented to the board), except that in the absence of any such designation, the number shall be 11. The board of directors is divided into three classes so that each director serves for a term expiring at the third succeeding annual meeting of stockholders after their election with each director to hold office until his or her successor is duly elected and qualified. The classification of directors, together with the provisions in our certificate of incorporation and bylaws described below that limit the ability of stockholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for stockholders to change the composition of the board of directors. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of stockholders believe that such a change would be desirable, and three meetings, rather than one, would be required to replace the entire board.

Removal of Directors and Filling Vacancies

Our certificate of incorporation provides that any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a separate class. Our bylaws provide that all vacancies on the board may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified.

Advance Notice Requirements for Stockholder Proposals

Our bylaws establish advance notice procedures with regard to stockholder nominations for the election of directors and for business to be brought by stockholders for any meeting of the stockholders of the Company. For stockholder nominations, written notice generally must be received by the Company not less than 90 days prior to the meeting and must set forth certain information regarding the person such stockholder proposes to nominate for election and regarding the stockholder himself. For business to be properly brought before an annual meeting by a stockholder, the business must relate to a proper subject matter for stockholder action, and the stockholder must have given timely notice in writing to the Secretary of the Company, which means that, generally, it must be received by the Company not less than 90 days prior to the date of the meeting. The notice must also set forth a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, as well as certain information regarding the stockholder. We may reject a stockholder proposal that is not made in accordance with such procedures.

Stockholder Vote Required to Approve Business Combinations with Interested Stockholders

Our certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a separate class, to approve certain business combinations involving an interested stockholder, except in the case of any business combination that does not involve any cash or other consideration being received by the stockholders of the Company solely in their capacity as stockholders of the Company, where the business combination has been approved a majority of the disinterested directors, or in the case of any other business combination, where the business combination has been approved by a majority of the disinterested directors or certain conditions with respect to the consideration to be received by some or all of the Company’s stockholders are satisfied.

Factors to be Considered in Certain Transactions

Our certificate of incorporation grants the board of directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the Company and our stockholders, to give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Company’s present and future customers and employees and those of its subsidiaries, the communities in which the Company and its subsidiaries operate or are located, the ability of the Company to fulfill its corporate objectives as a bank holding company, and on the ability of the Bank to fulfill the objectives of a stock bank under applicable statutes and regulations.